Use these links to rapidly review the document
TABLE OF CONTENTS

Filed pursuant to Rule 424(b)(3)
File Nos. 333-76330 and 333-76330-01

PROSPECTUS

$20,000,000 of Deferred Compensation Obligations of WF Deferred Compensation Holdings, Inc.	Guarantee of Deferred Compensation Obligations by Wells Fargo & Company

500,000 Shares of Common Stock
of Wells Fargo & Company

        As a participant in the Nonqualified Deferred Compensation Plan for Independent Contractors you can defer all or part of your eligible compensation payable to you by a participating company. While deferred, your compensation is treated as if invested in the valuation options you select. However, you do not own or have any claim on any shares or other securities of these valuation options. The amount of compensation you defer and the valuation options you select will determine the deferred compensation benefit payable to you under the Plan.

        WF Deferred Compensation Holdings, Inc., the Plan sponsor, is obligated to pay the deferred compensation benefit payable to you under the Plan. If WF Deferred Compensation Holdings, Inc. does not pay your deferred compensation benefit, Wells Fargo & Company is obligated to pay your deferred compensation benefit. There are no conditions to Wells Fargo's payment obligation other than WF Deferred Compensation Holdings, Inc.'s failure to pay your deferred compensation benefit and Wells Fargo's ability to pay your deferred compensation benefit.

        Neither WF Deferred Compensation Holdings, Inc.'s obligation to pay your deferred compensation benefit nor Wells Fargo's guarantee of that obligation is funded or secured by any property or assets.

        Neither WF Deferred Compensation Holdings, Inc. nor Wells Fargo will receive any proceeds from the issuance of the deferred compensation obligations or the guarantee.

        Please read "Risk Factors" on page 2 for information that you should consider before participating in the Plan.

        Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        These securities are not savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

October 20, 2004.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
RISK FACTORS
WF DEFERRED COMPENSATION HOLDINGS, INC.
WELLS FARGO & COMPANY
WELLS FARGO'S RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DEFERRED COMPENSATION OBLIGATIONS
Purpose of the Plan
Eligibility to Participate in the Plan
Deferral Elections
Valuation Options
Valuation Adjustments
Account Distributions
Administration
Amendment and Termination
Changes in Control
No Transferable Interest in Plan
No Impact on Relationship
TRANSFER ACCOUNTS
Merger of H.D. Vest Plan
Transfer Account Conversion
THE GUARANTEE
U.S. FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement filed by WF Deferred Compensation Holdings, Inc. and Wells Fargo with the Securities and Exchange Commission (SEC) to register the deferred compensation obligations to be issued by WF Deferred Compensation Holdings, Inc. under the Plan and the guarantee of Wells Fargo to be issued with respect to those deferred compensation obligations. The registration statement, including exhibits, provides additional important information about Wells Fargo, the Plan and the guarantee. The Plan and the guarantee are included as Exhibits 4.18 and 4.19 to the registration statement. See "Where You Can Find More Information" below for information on where you can read, and how you can obtain copies of, the registration statement and exhibits.

        WF Deferred Compensation Holdings, Inc. is a wholly-owned subsidiary of Wells Fargo formed solely to sponsor the Plan and issue the deferred compensation obligations under the Plan. Because Wells Fargo is unconditionally guaranteeing those deferred compensation obligations, this prospectus does not include information about WF Deferred Compensation Holdings, Inc. other than in its capacity as the Plan sponsor.

        When we use the term "affiliate" in this prospectus, we are referring to Wells Fargo and any other business entity that meets the definition of an "affiliate" under the Plan. The Plan defines an affiliate as a business entity that is under "common control" with the Plan sponsor or that is a member of an "affiliated service group" that includes the Plan sponsor or that is required to be "aggregated" with the Plan sponsor. A trade or business entity (whether a corporation, partnership, sole proprietorship or otherwise) is affiliated with another trade or business entity if (a) both entities are corporations that are members of a controlled group of corporations as defined in section 414(b) of the Internal Revenue Code, as amended (the Code), (b) both entities are trades or businesses (whether or not incorporated) that are under common control as defined in section 414(c) of the Code, (c) both entities are members of an affiliated service group as defined in section 414(m) of the Code, or (d) both entities are required to be aggregated pursuant to regulations under section 414(o) of the Code.

        When we use the term "participating company" in this prospectus we are referring to an affiliate that has elected to participate in the Plan and whose election to participate we have approved. When we use the term "your participating company" in this prospectus we are referring to the participating company to or with respect to which you provide qualified services.

        From time to time we may merge other nonqualified deferred compensation plans into the Plan. As Plan sponsor, we will determine the terms and conditions of any plan merger including the amount to be credited to the transfer account of each individual whose balance under the merged plan is transferred to the Plan. We also may establish conditions to additional participation in the Plan. We will set forth the terms and conditions of each plan merger in a separate appendix to the Plan. In the section of this prospectus entitled "Transfer Accounts" we describe the important terms and conditions that apply to participants whose balances under merged plans have been transferred to the Plan. These terms and conditions may be different from those that apply to other aspects of Plan participation.

WHERE YOU CAN FIND MORE INFORMATION

        Wells Fargo files annual, quarterly and special reports, proxy statements and other information with the SEC under File Number 001-02979. Wells Fargo's SEC filings are available to the public on the SEC's website at http://www.sec.gov. You can also read and copy reports, statements or other information filed by Wells Fargo with the SEC at the SEC's public reference room, 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

        The SEC allows Wells Fargo to "incorporate by reference" into this prospectus information it files with the SEC, which means that Wells Fargo can disclose important information to you by referring you to those documents. Information incorporated by reference is an important part of this prospectus, and information subsequently filed by Wells Fargo with the SEC automatically updates this information as well as the information included in this prospectus. If there are any differences between information in this prospectus and information in a document that is incorporated by reference, rely on the information in the later filed document.

        This prospectus incorporates by reference the Wells Fargo documents set forth below. All of the documents were filed with the SEC under File No. 001-02979.

  •
  Annual Report on Form 10-K for the year ended December 31, 2003, including information specifically incorporated by reference into the Form 10-K from Wells Fargo's 2003 Annual Report to Stockholders and its definitive Notice and Proxy Statement for its 2004 Annual Meeting of Stockholders;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

  •
  Current Reports on Form 8-K filed January 20, 2004, March 3, 2004, April 13, 2004, April 20, 2004, May 11, 2004, June 7, 2004, June 17, 2004, June 24, 2004, July 9, 2004, July 20, 2004, September 8, 2004, and October 19, 2004; and

  •
  the description of Wells Fargo's common stock contained in Exhibit 99(e) to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, including any amendment or report filed to update such description.

        All documents filed by Wells Fargo with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold are incorporated by reference into this prospectus and are part of this prospectus from the date of filing.

        Copies of any documents (except exhibits that are not specifically incorporated by reference into this prospectus) filed by Wells Fargo with the SEC are available to you without charge upon written or oral request to Wells Fargo's corporate secretary as follows:

        Corporate Secretary
        Wells Fargo & Company
        Wells Fargo Center, MAC N9305-173
        Sixth and Marquette
        Minneapolis, Minnesota 55479
        Telephone (612) 667-8655

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information that is different from what is contained in this prospectus. This prospectus is dated October 20, 2004. You should not assume that the information contained in this prospectus is accurate as of any date other than such date, and neither the delivery to you of this prospectus nor the issuance to you of any securities covered by this prospectus will create any implication to the contrary.

RISK FACTORS

        Participation in the Nonqualified Deferred Compensation Plan for Independent Contractors involves risks. Before deciding to participate in the Plan, please carefully consider the following information and the other information included or incorporated by reference in this prospectus. Neither your participating company, the Plan sponsor nor Wells Fargo, nor any of their directors, officers, employees or agents, makes any representation or warranty about any tax, financial, estate planning, or legal implications of participation in the Plan. You should consult your own tax, financial and legal advisors about your participation in the Plan.

You cannot revoke your election to defer compensation or change the date or manner you selected to receive your deferred compensation benefit.

        You can elect to defer some or all of your eligible compensation that would otherwise be payable to you during the period covered by your deferral election. Once you make an election, you cannot change your election to defer that compensation or change the date or manner you selected to receive payment of the deferred compensation benefit payable to you under the Plan, even in the event of mistakes, misunderstandings or erroneous advice. In addition, once you make an election, you have no right to that compensation except pursuant to the terms and conditions of the Plan.

The valuation options you select could go down in value, and you could lose your deferred compensation benefit.

        The value of the deferred compensation benefit payable to you under the Plan is measured by the valuation options you select. These options might go up or down in value, and the value of your deferred compensation benefit will correspondingly increase or decrease. The Plan does not guarantee the payment of the principal amount of the compensation you defer or a minimum rate of return on amounts deferred. You could lose your entire investment in the Plan and have no deferred compensation benefit payable to you.

You must select the valuation options for your account and bear the risk that you might select valuation options that are not suitable for you.

        We make no recommendations as to which valuation options you should select or how much of your account you should allocate to any particular valuation option. You must do your own analysis of the risks of selecting a particular valuation option. You also must determine which valuation options are suitable for you. We can change at any time the valuation options that are available under the Plan. If we change valuation options, we are not required to offer valuation options that are comparable to existing valuation options in terms of investment objectives or risk and return.

Once you allocate any portion of your account to the Wells Fargo common stock valuation option you cannot reallocate that portion or any earnings adjustments with respect to that portion.

        You can allocate some or all of your account to a valuation option based on Wells Fargo common stock. Once you allocate any portion of your account to that valuation option, you cannot reallocate that portion (or any earnings adjustments with respect to that portion) to a different valuation option. As a result, you cannot limit or reduce your exposure to the value of Wells Fargo common stock until that portion is distributed to you, which might not occur for an extended period of time.

You could receive payment of your deferred compensation benefit before the date you selected and at a time when you do not want to receive payment.

        Generally, we will distribute the deferred compensation benefit payable to you under the Plan beginning as of the March 1 following the date you selected for payment of that benefit to begin at the time you elected to defer compensation. Even though you cannot change your selected payment date, we will accelerate payment of your deferred compensation benefit under specified circumstances, including in the event of your death or if you cease to provide qualified services to a participating company or you otherwise become ineligible to participate in the Plan. Also, we can accelerate payment of your benefit in connection with the amendment or termination of the Plan. As a result, we could pay some or all of your benefit before the date you select and at a time when you do not want to receive payment.

You do not own the valuation options you select; payment of your deferred compensation benefit depends entirely on whether WF Deferred Compensation Holdings, Inc. or Wells Fargo has the funds to pay you.

        Your deferred compensation is not invested in the securities underlying the valuation options you select. For example, if you allocate a portion of your account to the Wells Fargo common stock valuation option, that portion is not actually invested in Wells Fargo common stock. Your only recourse for payment of the deferred compensation benefit payable to you under the Plan is to WF Deferred Compensation Holdings, Inc., as the entity obligated to pay that benefit to you under the Plan, and to Wells Fargo, as guarantor of that obligation.

Neither our obligation to pay your deferred compensation benefit nor Wells Fargo's guarantee of that obligation is secured by any property or assets.

        Our obligation to pay the deferred compensation benefit payable to you under the Plan and Wells Fargo's guarantee of that obligation are unfunded and unsecured. We are not required to establish or maintain any fund or trust to fund or pay any Plan benefits. If we establish a fund or trust, all assets in the fund or trust will remain our general assets and will be available to our general creditors in the event of our bankruptcy or insolvency. You will not have any lien, prior claim or other security interest in any of our property or assets or in the property or assets of Wells Fargo. Payment of your deferred compensation benefit depends entirely on whether WF Deferred Compensation Holdings, Inc. or Wells Fargo has the funds to pay you.

The Plan is not subject to the provisions or protections of ERISA.

        The Plan is not subject to the reporting, disclosure, participation, vesting, funding, fiduciary responsibility, or other requirements of the Employee Retirement Income Security Act of 1974.

We are not required to hedge our obligations under the Plan; if we do hedge our obligations, you have no claim on any securities we might buy or any profits we might make from our hedging activities.

        We are not required to purchase the securities to which the valuation options are indexed or otherwise hedge our exposure under the Plan. If we do hedge our exposure by purchasing or selling interests in the valuation options or purchasing or selling derivative or other instruments, you will have no interest in those securities or instruments or in the profits or losses from those hedging activities.

We cannot guarantee deferral of your taxes, and you could be subject to interest and penalties if you are required to recognize compensation in the year deferred.

        Our expectation is that you will not be subject to federal income tax on amounts credited to your account until we distribute those amounts to you. However, we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service as to the tax consequences of participating in the Plan. If the IRS were to successfully challenge the deferred tax treatment, you could be required to recognize the compensation in the year deferred. This could subject you to interest and penalties on amounts due. See "U.S. Federal Income Tax Consequences."

Changes in the Internal Revenue Code, U.S. Treasury Department regulations, and court and administrative rulings and decisions could have a significant impact on the design, operation and tax treatment of the Plan, possibly with retroactive effect.

        The discussion in this document of the expected U.S. federal income tax consequences of participation in the Plan is based on the Internal Revenue Code of 1986, as amended, U.S. Treasury Department regulations, and court and administrative rulings and decisions in effect as of the date of this document. These laws, regulations and rulings could change at any time, possibly retroactively, and any change could affect the continuing validity of that discussion. Congress recently passed, and the President is expected to sign, the American Jobs Creation Act of 2004. When it becomes effective, the Act will impose more stringent requirements on deferred compensation plans including the Plan. Under the Act, the Treasury Department is directed to issue transitional guidance within 60 days after enactment. We expect to amend the Plan following the issuance of this guidance. The new requirements will apply to all compensation deferred pursuant to your deferral election for 2005; however, we expect that under the Act and the transitional guidance you will have an opportunity to cancel your deferral election for 2005 based on the amended Plan provisions.

If you are erroneously treated as an independent contractor, you will forfeit any account earnings and receive your account in a single lump sum payment as soon as practicable.

        Under no circumstances can you participate in the Plan if you are classified or treated as a common law employee of the Plan sponsor, your participating company or any other affiliate of the Plan sponsor. If we determine that you are a common law employee and have been erroneously treated as an independent contractor and allowed to participate in the Plan, we will terminate your participation immediately and distribute your accounts in a single lump sum payment as soon as administratively practicable. In addition, if you later become a common law employee of the Plan sponsor, your participating company or any other affiliate of the Plan sponsor, we will distribute your accounts as of the immediately following March 1. In the event your participation is terminated because you were erroneously allowed to participate in the Plan, the distribution of your account will be as if you never participated in the Plan—that is, the amount distributed to you will be the amount you deferred, without any adjustment to reflect earnings or other changes in value.

WF DEFERRED COMPENSATION HOLDINGS, INC.

        WF Deferred Compensation Holdings, Inc. is a wholly owned subsidiary of Wells Fargo formed solely to issue the deferred compensation obligations under the Plan. WF Deferred Compensation Holdings, Inc.'s principal executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is (800) 292-9932. References in this prospectus to "we," "our," "us" and the "Plan sponsor" are to WF Deferred Compensation Holdings, Inc. unless the context indicates otherwise.

WELLS FARGO & COMPANY

        Wells Fargo & Company is a diversified financial services company organized under the laws of the state of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. Its businesses provide banking, insurance, investments, mortgages and consumer finance through stores, the internet and other distribution channels across North America and elsewhere internationally.

        Wells Fargo is a legal entity separate and distinct from its banking and non-banking subsidiaries. The right of Wells Fargo—and thus the right of its creditors—to participate in any distribution of assets or earnings of any subsidiary, other than in Wells Fargo's capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of such subsidiary. Wells Fargo's principal source of funds to pay dividends on its common stock and pay its debt and other obligations is dividends from its subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that Wells Fargo's bank and other subsidiaries can pay to Wells Fargo.

        Wells Fargo's principal executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is (800) 292-9932.

        References in this prospectus to "Wells Fargo" are to Wells Fargo & Company.

WELLS FARGO'S RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Fiscal Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	3.28	2.66	2.63	4.96	5.76	5.65	6.42
Including interest on deposits	2.06	1.81	1.79	3.13	3.63	3.61	4.06
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends:
Excluding interest on deposits	3.21	2.64	2.62	4.95	5.74	5.63	6.42
Including interest on deposits	2.05	1.81	1.79	3.13	3.62	3.51	4.06
  •
  The ratio of earnings to fixed charges is calculated as follows:

(income before income taxes) + (fixed charges) - (capitalized interest) (fixed charges)
  •
  The ratio of earnings to fixed charges and preferred stock dividends is calculated as follows:

(income before income taxes) + (fixed charges) - (capitalized interest) (fixed charges) + (pretax earnings required to cover preferred stock dividends)
  •
  Pretax earnings required to cover preferred stock dividends are calculated as follows:

preferred stock dividends 1 - (effective income tax rate)
  •
  Fixed charges, excluding interest on deposits, consist of:

  •
  interest on short-term borrowings and long-term debt;

  •
  amortization of debt expense;

  •
  capitalized interest; and

  •
  one-third of net rental expense, which Wells Fargo believes is representative of the interest factor.

  •
  Fixed charges, including interest on deposits, consists of all the items listed immediately above plus interest on deposits.

        Wells Fargo has included these computations to comply with SEC regulations. Wells Fargo believes, however, that the fixed charge ratios are not meaningful measures of its business due to two factors: First, even if Wells Fargo's net income did not change, its ratios would decline if the proportion of its income that is tax exempt increased. Conversely, Wells Fargo's ratios would increase if the proportion of its income that is tax exempt decreased. Second, even if Wells Fargo's net income did not change, its ratios would decline if its interest income and interest expense increased by the same amount due to an increase in the level of interest rates. Conversely, Wells Fargo's ratios would increase if its interest income and interest expense decreased by the same amount due to a decrease in the level of interest rates.

DEFERRED COMPENSATION OBLIGATIONS

        We describe below the deferred compensation obligations to be issued by us under the Plan. We have filed a copy of the Plan as an exhibit to the registration statement that includes this prospectus. The Plan is incorporated by reference into this prospectus. Before deciding to participate in the Plan, you should read the entire Plan, as it might contain information that is important to you and that we do not describe below. If there are any differences between the information below and the Plan, rely on the Plan as it will control. See "Where You Can Find More Information" for information on where you can read, and how you can obtain a copy of, the registration statement including exhibits.

Purpose of the Plan

        We are sponsoring the Plan to help participating companies attract and retain independent contractors who perform investment, financial or other qualifying services for or with respect to those companies.

Eligibility to Participate in the Plan

        The Plan establishes the rules that we use to determine whether you are eligible to participate in the Plan. These include general rules of eligibility as well as any special rules that apply as a condition to the merger of another deferred compensation plan with the Plan.

        Under the general eligibility rules, to participate in the Plan, you must:

  •
  be classified and treated as an independent contractor by a participating company;

  •
  perform investment or other financial services for the participating company that we determine are "qualified services" under the Plan; and

  •
  be designated as eligible to participate in the Plan by the participating company and us.

        Even if you meet these rules, we can determine that you are ineligible to participate or continue to participate in the Plan for other reasons. Our eligibility determinations are final and binding on you.

        Under no circumstances can you participate in the Plan if you are classified or treated as a common law employee of the Plan sponsor, your participating company or any other affiliate of the Plan sponsor.

        A participating company is an affiliate that has elected to participate in the Plan and whose election to participate we approve. A participating company's participation in the Plan can end as follows:

  •
  the participating company can withdraw from the Plan at any time with 30 days' prior notice to us, which notice we can waive;

  •
  we can terminate participation with 30 days' prior notice to the participating company, which notice the participating company can waive; and

  •
  participation is automatically and immediately terminated as of the date the participating company ceases to be an affiliate.

        If your participating company's participation in the Plan ends, we will accelerate payment of your account to you. Refer to "Account Distributions" below for more information.

Deferral Elections

        Eligible Compensation.    Your participating company determines the form of compensation that you can defer under the Plan. Generally speaking, participants can defer commissions from the sale of investment products and net advisory service fees payable to them by their respective participating companies. You can defer eligible compensation in whole percentage increments or in increments of $100.

        Deferral Election.    As Plan sponsor, we will prescribe from time to time the method for making your deferral election. The following rules will apply:

  •
  If you are eligible to participate in the Plan as of the first day of a calendar year, your election must be filed with and accepted by us before the first day of the calendar year. We will not accept any deferral election filed less than 30 days before the first day of the calendar year. Your election covers eligible compensation that would otherwise become payable to you during that calendar year.

  •
  If you become eligible to participate in the Plan other than as of the first day of a calendar year, your election must be filed with and accepted by us within 30 days from the date you become eligible. Your election covers eligible compensation that would otherwise become payable to you beginning as of the first day of the month following the month in which the election is accepted by us.

        As part of prescribing the method for making your deferral election, we can impose additional restrictions, consistent with the Plan, on matters covered by the election, including additional restrictions on the date you can select for commencement of distribution of the deferred compensation benefit covered by the election. Generally, we will describe any additional restrictions in the deferral election form.

        Once made, your deferral elections are irrevocable and you have no further right to the compensation deferred under your elections except pursuant to the terms and conditions of the Plan.

        Deferral Accounts.    We will maintain a deferred compensation account for you if you defer compensation under the Plan and a transfer account for you if you have a balance from another deferred compensation plan transferred to the Plan. The accounts will be credited as follows:

  •
  The deferred compensation account will be credited with the amount that you elect to defer. The account will be credited as of the close of business on the date the compensation otherwise would have been payable to you.

  •
  The transfer account will be credited in the amount and at the time specified under the terms of the merger of your old plan with the Plan. Refer to "Transfer Accounts."

Valuation Options

        We will value the deferred compensation benefit payable to you under the Plan based on the valuation options you select as part of your deferral election, subject to certain limitations, described below. Amounts allocated to a valuation option are deemed to be invested in that valuation option and are increased or decreased to reflect all earnings, losses, distributions (including dividends and capital gains and losses), charges, fees and other changes in value that would have been incurred through such an investment. You have no direct interest, however, in any of the valuation options. See "Risk Factors" above.

        Once a year, you can request to reallocate some or all of your existing deferred compensation account balance among the valuation options made available by the Company under the Plan except that you cannot reallocate any portion of your account balance allocated to the Wells Fargo common stock valuation option. We will prescribe from time to time the method for reallocating your account balances. We will also prescribe the deadline by which we must receive your reallocation request for it to be effective for the following calendar year. If you have a transfer account, your ability to reallocate amounts in that account could be subject to special rules including a prohibition against reallocation. Refer to "Transfer Accounts" below. If accepted by the Company, reallocations are effective as of the first business day of the calendar year to which they apply.

        Because the value of the deferred compensation benefit payable to you under the Plan depends on the valuation options you select, your participation in the Plan involves risks that are borne solely by you. We make no representations about the performance or risk and return characteristics of any valuation option. See "Risk Factors" above.

        As Plan sponsor, we will determine which valuation options to make available under the Plan. We can change the available valuation options without notice to you. If we change the available valuation options and do not timely receive from you a properly completed reallocation request, we can allocate your account in our discretion among one or more investment options then available under the Plan.

        The Plan currently offers the valuation options set forth below. Different valuation options may apply to transfer accounts. See "Transfer Accounts."

        Two-Year U.S. Treasury Securities.    Amounts allocated to the two-year U.S. Treasury securities valuation option are indexed to the rate of return for the Bloomberg U.S. Government Index for two-year U.S. Treasury securities. The rate of return from this valuation option is adjusted monthly based on the Bloomberg index return at the beginning of the month.

  Wells Fargo Common Stock.

          Share Equivalents.    Amounts allocated to the Wells Fargo common stock valuation option are converted to share equivalents based on the New York Stock Exchange closing price of a share of Wells Fargo common stock on the day your account is credited (or, if the New York Stock Exchange is closed on that date, the immediately preceding day on which it was open).

          Cash Dividends.    We will credit your account with additional share equivalents to reflect cash dividends paid on Wells Fargo common stock. Cash dividend share equivalents are based on the New York Stock Exchange closing price on the day immediately before the dividend payment date (or, if the New York Stock Exchange is closed on that date, the immediately preceding day on which it was open).

          Other Adjustments.    We will adjust the number of share equivalents credited to your account to reflect changes in the outstanding Wells Fargo common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change.

          No Voting Rights.    You have no voting rights with respect to any share equivalents credited to your account.

          Wells Fargo common stock trades on the New York and Chicago Stock Exchanges and its price fluctuates. For any given quarter, Wells Fargo's board of directors determines whether dividends will be declared and the amount of any dividends. There is no assurance that Wells Fargo will pay dividends in the future.

          Because the amounts in this valuation option are treated as if invested in only one common stock, there is a greater risk involved in this valuation option than other valuation options available under the Plan due to lack of diversification.

          Once you allocate or reallocate any portion of your account to a valuation option based on Wells Fargo common stock, you cannot reallocate that portion (or any earnings adjustments with respect to that portion) to a different valuation option.

Valuation Adjustments

        Your account will be valued as of each business day. As of each valuation date, the value of your account as of the immediately preceding valuation date (the previous account value) may increase or decrease as a result of the following adjustments made in the following order:

  (1)
  The previous account value is reduced by the total amount distributed from the account since the prior valuation date.

  (2)
  The previous account value, as adjusted under (1) above, is increased by the total amount of compensation you deferred since the prior valuation date.

  (3)
  The previous account value, as adjusted under (1) and (2) above, is increased or decreased, as applicable, to reflect earnings, losses, distributions (including dividends and capital gains and losses), charges, fees and other changes in value of the valuation options for the account.

  (4)
  The previous account value, as adjusted under (1), (2) and (3) above, is reduced by the total amount distributed from the account as of the current valuation date.

Account Distributions

        Commencement of Distribution.    Except in the event the Plan is terminated, we will distribute, or in the case of installments begin to distribute, amounts in your account as of the March 1 immediately after the first to occur of the following:

  •
  the date you selected for that deferred compensation or transfer amount;

  •
  the date you cease to provide any qualified services to or with respect to any then eligible participating company, or are otherwise no longer eligible to participate;

  •
  the date we are notified that you are to become a common law employee of the Plan sponsor, your participating company or any other affiliate of the Plan sponsor;

  •
  the date that is the last business day immediately before the date you become a common law employee of the Plan sponsor, your participating company or any other affiliate of the Plan sponsor; or

  •
  your death.

        If the Plan is terminated, we may distribute your account in one lump sum payment as soon as practicable after the date the Plan is terminated.

        Manner of Distribution.    Subject to the exceptions described below, we will distribute amounts in your account in the manner you selected. If you have a transfer account, your ability to select the manner of distribution could be subject to special rules. Refer to "Transfer Accounts" below.

          Installments.    You can elect to receive payment of your account in annual installments not to exceed 10. Subject to the exceptions described below, we will pay each annual installment as of the first day of March. We will determine the amount of each installment by dividing the amount credited to your account as of the payment date for that installment by the number of remaining installments (including the payment being determined). We will continue to adjust the balance of your account after payment of an installment based on your valuation options.

          Lump Sum.    You can elect to receive payment of your account in a single lump sum payment. Subject to the exceptions described below, we will distribute your account in a single lump sum payment as of the first day of March of the year in which payment is made.

  Exceptions.

          Common Law Employee.

            Common Law Employee While a Participant.    If we determine that you are a common law employee of the Plan sponsor, your participating company or any other affiliate of the Plan sponsor and have been erroneously treated as an independent contractor and allowed to participate in the Plan, we will terminate your participation immediately and distribute your account in lump sum as soon as administratively practicable. The distribution of your account will be as if you never participated in the Plan—that is, the amount distributed to you will be the amount you deferred, without any adjustment to reflect earnings or other changes in value. You will be required to reimburse us for any amounts distributed to you in excess of the amounts you deferred.

            Later Become a Common Law Employee.    If you are a participant in the Plan and later become a common law employee of the Plan sponsor, your participating company or any other affiliate of the Plan sponsor, we will terminate your participation in the Plan immediately and distribute your account in lump sum as of the immediately following March 1.

          Amendment or Termination of Plan.    We can accelerate payment of your deferred compensation in connection with the amendment or termination of the Plan. This includes paying your deferred compensation in installments beginning on a date earlier than you selected or paying your deferred compensation in a single lump sum payment on a date earlier than you selected and regardless of whether you elected to receive your deferred compensation in installments.

          No Distribution Election.    We will distribute in lump sum any deferred compensation not subject to a valid distribution election.

          Tax Determinations.    If a court or the Internal Revenue Service determines that the value of any amounts credited to your account is includable in your gross income and subject to tax, we can distribute a lump sum payment from your account equal to the amount includable in your gross income.

        Form of Distribution.    We will distribute in shares of Wells Fargo common stock all amounts payable to you under the Plan that are allocated to a valuation option based on Wells Fargo common stock. Distributions of Wells Fargo common stock are subject to all federal and state securities laws and all other applicable rules and regulations, which means, for example, we might delay distribution of Wells Fargo common stock to comply with securities laws. All other amounts payable to you under the Plan are distributed in U.S. dollars.

        Tax Withholding.    We can withhold the amount of any applicable tax required to be withheld by us under applicable law with respect to any amount payable to you under the Plan. Your participating company has the same ability with respect to any tax required to be withheld by the participating company.

        Beneficiaries.    You can designate, on a form prescribed by and filed with us, one or more primary or alternative beneficiaries to receive the amounts payable to you under the Plan in the event of your death. If you fail to designate a beneficiary, or revoke a prior designation without designating a new beneficiary, or fail to designate a beneficiary who survives you, then amounts payable to you under the Plan will be paid to the first class of the following classes of automatic beneficiaries with a member surviving you and, except in the case of surviving issue, in equal shares if there is more than one member of the class surviving you:

  •
  your surviving spouse;

  •
  equally to your children, except that if any of your children predecease you but leave descendants surviving, the descendants will take by right of representation the share their parent would have taken if living;

  •
  your surviving parents equally;

  •
  your surviving brothers and sisters equally; or

  •
  representative of your estate.

Administration

        We administer the Plan. In that capacity, we interpret and construe the Plan and determine all factual and legal questions under the Plan, including the entitlement of participants and beneficiaries to benefits under the Pan. Our interpretations and factual and legal determinations are final and binding on participants. We can delegate authority for the administration and operation of the Plan to one or more persons or to a committee of persons, including persons who are not our directors, officers or employees.

Amendment and Termination

        We can amend (prospectively or retroactively) or terminate the Plan at any time and for any reason without notice to participants. No amendment or termination may diminish or delay the benefit payable under the Plan to a participant without the written consent of the participant except that we can, without the consent of the participant, modify the payment of any such benefit including accelerating the payment of any remaining Plan benefits into a single lump sum payment. As a result, if we terminate the Plan, we can accelerate payment of amounts payable to you under the Plan even though such payment occurs earlier than it otherwise would have under the Plan and even though under the Plan you otherwise would have been entitled to installment payments.

Changes in Control

        The Plan does not require us to accelerate payment of amounts payable to you under the Plan in the event of a change of control. However, if we amend or terminate the Plan in connection with such a change of control, we may accelerate the payment of any remaining Plan benefits into a single lump sum payment. The Plan is binding on our successors to the same extent that we are bound—that is, any successor will be required to perform in the same manner that we are required to perform.

No Transferable Interest in Plan

        You cannot transfer, pledge or assign any interest in amounts payable to you under the Plan. We will not recognize any such transfer, pledge or assignment.

No Impact on Relationship

        Neither the Plan nor any action taken under the Plan will limit or restrict the Plan sponsor, your participating company or any other affiliate of the Plan sponsor from terminating any agreement with you or from treating you without regard to the effect such treatment might have on you as a participant in the Plan.

TRANSFER ACCOUNTS

        We describe below some of the terms that applied to the transfer to the Plan of balances under the deferred compensation plan of H.D. Vest, Inc., a wholly owned subsidiary of Wells Fargo. Appendix A to the Plan contains the actual terms that governed the merger of the H.D. Vest plan into the Plan. We have filed a copy of the Plan, including Appendix A, as an exhibit to the registration statement that includes this prospectus. Appendix A is incorporated by reference into this prospectus. If there are any differences between the information below and the information in Appendix A, rely on Appendix A as it will control. See "Where You Can Find More Information" for information on where you can read, and how you can obtain a copy of, the registration statement including exhibits.

Merger of H.D. Vest Plan

        Effective January 1, 2002, the H.D. Vest plan was merged with and into the Plan, and H.D. Vest, Inc. became a participating company in the Plan. As a result of the merger, the H.D. Vest plan ceased to exist and H.D. Vest, Inc.'s deferred compensation obligations under the H.D. Vest plan were replaced with our deferred compensation obligations issued under the Plan and guaranteed by Wells Fargo.

        As of January 1, 2002, we established a transfer account under the Plan for each participant in the H.D. Vest plan who as of December 31, 2001 had a benefit payable under the H.D. Vest plan. The amount credited to a participant's transfer account was based on the benefit payable to the participant as of December 31, 2001 under the H.D. Vest plan.

Transfer Account Conversion

        Each Plan participant with such a transfer account was given a one-time opportunity to convert, on the terms and conditions set forth in Appendix A, his or her transfer account to the Plan terms that apply to deferred compensation accounts.

        If a participant elected to convert his or her transfer account, we credited the account with an additional amount so that the amount credited to the account, after such credit, equaled the present value of the participant's projected benefit under the H.D. Vest plan as of the expiration of the deferral periods elected by the participant under the H.D. Vest plan and in effect as of December 31, 2001, assuming continued service as an independent contractor for the remaining portion of the deferral periods elected, discounted back to the election effective date at an annual rate of five percent (5%). A participant who elected to convert his or her transfer account was required to allocate the account to one or more of the valuation options available under the Plan for deferred compensation accounts and/or to a valuation option indexed to a rate of return equivalent to the five percent (5%) annual rate used to calculate the present value of the transfer account. A participant who allocated any portion of his or her transfer account to a valuation option based on Wells Fargo common stock was prohibited (and continues to be prohibited) from reallocating that portion (or any earnings adjustment with respect to that portion) to a different valuation option.

        If a participant did not elect to covert his or her transfer account, the account remained (and continues to remain) subject to the terms that applied to the benefit payable under the H.D. Vest plan except as those terms have been modified by Appendix A. In addition, the participant's participation in the Plan was limited (and continues to be limited) to having his or her benefit payable under the Plan determined and distributed to the participant in accordance with the terms that applied to the determination and distribution of the benefit payable to the participant under the H.D. Vest plan except as those terms have been modified by Appendix A.

THE GUARANTEE

        We describe below the guarantee to be issued by Wells Fargo. We have filed a copy of the guarantee as an exhibit to the registration statement that includes this prospectus. The guarantee is incorporated by reference into this prospectus. If there are any differences between the information below and the guarantee, rely on the guarantee as it will control. See "Where You Can Find More Information" for information on where you can read, and how you can obtain a copy of, the registration statement including exhibits.

        Wells Fargo & Company, our parent company, has fully and unconditionally guaranteed our deferred compensation obligations under the Plan to the extent that we do not pay them. Wells Fargo's guarantee is a guarantee of payment and not of collection. This means that participants can enforce their rights under the guarantee directly against Wells Fargo without suing us. Wells Fargo discharges the guarantee only by payment in full of our deferred compensation obligations under the Plan to the extent not paid by us.

        The guarantee is a general, unsecured and unfunded obligation of Wells Fargo. The rights of Plan participants under the guarantee rank no greater than the rights of other general unsecured creditors of Well Fargo. Wells Fargo is not required to set aside or earmark any assets or funds or establish or maintain any fund, escrow or trust fund for purposes of the payment of any amounts under the Plan or the guarantee. No participant in the Plan has any lien, prior claim or other security interest in the assets, funds or property of Wells Fargo.

        The guarantee does not include any covenant or restriction on the business of Wells Fargo or any of its subsidiaries. In particular, the guarantee does not limit, restrict or prevent Wells Fargo from issuing any debt, obligations, commitments or securities that are secured by the assets of Wells Fargo or that have payment priority over its obligations under the guarantee or from entering into a merger, consolidation or other business combination or effecting a restructuring or reorganization.

U.S. FEDERAL INCOME TAX CONSEQUENCES

        Based on an opinion of our counsel, we expect the U.S. federal income tax consequences of participation in the Plan to be as summarized below. We cannot guarantee that the actual consequences will be the same as our expectations. The summary is qualified by the caveats, or warnings, discussed below. Please also refer to "Risk Factors."

        Caveats.    Please keep in mind the following when reading the summary:

  •
  The applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), are complex. As a result, the summary sets forth only the general tax principles affecting the Plan. These general tax principles are subject to change as a result of subsequent court decisions, legislation, regulations, and/or administrative rulings, any of which could be applied on a retroactive basis or with retroactive effect.

  •
  You could be subject to state, local or foreign income taxes as a result of your election to defer compensation under the Plan or other participation in the Plan, and you should refer to the applicable laws in those jurisdictions.

  •
  We have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service (the "IRS") regarding the U.S. federal income tax consequences of participation in the Plan. The IRS is not bound by our expectations regarding the tax deferred treatment of the Plan. The IRS might take a contrary position. If the IRS were to successfully challenge the deferred tax treatment, you could be required to recognize the compensation as ordinary income in the year deferred. This could subject you to penalties and interest on amounts due.

  •
  The payout schedule you select under the Plan could affect the total amount of taxes (including self-employment taxes) payable with respect to amounts distributed under the Plan.

  •
  You should consult your own tax counsel on questions regarding tax liabilities arising from your participation in the Plan.

  To Participants.

          General.    Participants in the Plan are general, unsecured creditors of the Plan sponsor with respect to the right to receive distributions under the Plan. As a result, assuming you elect to defer your compensation prior to the performance of the services to which the compensation relates, we expect that:

    •
    You will not recognize the deferred compensation as ordinary income for U.S. federal income tax purposes until the deferred compensation is actually distributed or made available to you under the Plan.

    •
    At the time the deferred compensation is distributed or made available to you under the Plan, you will recognize ordinary income equal to the amount distributed or made available to you, including any appreciation in your Plan account.

    •
    At the time the deferred compensation is distributed or made available to you under the Plan, you will be subject to self-employment taxes with respect to the amount distributed or made available to you.

          If a court or the IRS determines that any amount credited to your Plan account is includable in your taxable income prior to distribution of the amount, we have the option, at our sole discretion, of distributing that amount to you immediately.

          Transfer Accounts.    With respect to amounts credited to your transfer account in connection with the merger of the H.D. Vest plan into the Plan, we expect that:

    •
    You will not be subject to federal income tax on such amounts until they are distributed or made available to you under the Plan.

    •
    You will not be subject to federal income tax on any additional amount credited to your transfer account as a result of your allocation of some or all of your transfer account to the Wells Fargo common stock valuation option.

    •
    At the time amounts in your transfer account are distributed or made available to you under the Plan, you will recognize ordinary income equal to the amounts distributed or made available to you, including any appreciation in your transfer account and any additional amount credited to your transfer account as a result of your allocation of some or all of your transfer account to the Wells Fargo common stock valuation option.

    •
    At the time amounts in your transfer account are distributed or made available to you under the Plan, you will be subject to self-employment taxes with respect to the amount distributed or made available to you, including any appreciation in your transfer account and any additional amount credited to your transfer account as a result of your allocation of some or all of your transfer account to the Wells Fargo common stock valuation option.

        To the Plan Sponsor and/or Participating Companies.    Neither we nor your participating company will be allowed any income tax deduction for compensation deferred under the Plan until the compensation is distributed or made available to participants under the Plan, and only then to the extent such compensation satisfies the general rules concerning deductibility of compensation. Under current provisions of the Code, we believe that we are not required to withhold or otherwise collect income, self-employment or other payroll taxes with respect to distributions under the Plan.

PLAN OF DISTRIBUTION

        One or more broker-dealer subsidiaries of Wells Fargo will distribute the securities covered by this prospectus. No discounts, commissions or other compensation will be paid in connection with the distribution of the securities covered by this prospectus.